SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From time to time, Trian Fund Management, L.P. (“Trian”) or Clayt Daley (“Mr. Daley”), former Vice Chairman and Chief Financial Officer of The Procter & Gamble Company (“P&G” or the “Company”), may send the following communication (or use substantially similar communications) from Mr. Daley relating to a video interview in which Mr. Daley discusses Trian’s investment in the Company and Nelson Peltz’s efforts to effectuate change at the Company (the “Daley Interview Video”):

On Wednesday, I had the pleasure of sharing my experiences at P&G and my views on the company’s potential, in a Facebook Live interview with Cincinnati’s Dan Monk at WCPO. I hope you all take the time to watch this video and hear about some of Nelson Peltz’s plans to revitalize P&G and why I support his campaign for a board seat. https://www.facebook.com/WCPO9/videos/10155403723953445/

A transcript of the Daley Interview Video is provided herewith:

Transcript of WCPO – “9 On Your Side” Interview

September 20, 2017

Dan Monk: Good Morning, everybody. My name is Dan Monk. I’m a business reporter here at “9 On Your Side wcpo.com,” and I’m joined by Clayt Daley, former Vice Chairman and Chief Financial Officer at Procter & Gamble Company. Mr. Daley has joined with activist investor Nelson Peltz in a proxy contest against P&G. A proxy contest is basically a corporate election where shareholders are asked to decide important issues facing a company. In this case, Mr. Daley is asking shareholders to vote a white proxy calling for P&G to elect Peltz to its Board, where he would push for structural reforms that he says would help the Company grow faster. P&G is asking shareholders to vote a blue proxy card. It says Peltz isn’t qualified to be a P&G director, and it’s already made the necessary changes to restore growth. And Mr. Daley thank you so much for taking the time to talk to us today about this important topic for Cincinnati.

Clayt Daley: Good Morning. Welcome. Good to be here.

Dan Monk: Let’s start with you reasons for joining this fight, you know, and I’ve covered P&G for more than 10 years now, and the one thing I have definitely noticed is that P&G employees are very loyal to the Company. I almost never see them criticize management. You’re not only criticizing, but you’re pushing for major structural reforms that this CEO says would be harmful to the Company. Why are you doing that?

Clayt Daley: Well, I’ve been retired for a little over eight years, and during that eight-year period of time, I really had nothing to say about the Company in any public forum. I was observing the Company, of course, very closely because I’m a major shareholder, but frankly—and I think it’s known that in 2012 I was contacted by another activist to get involved in something with the Company—and frankly at that time I chose not to. I chose to say, “Hey, let’s trust the Board. Let’s trust the Company to get the problems addressed.” But it’s been five years more. And I just felt when Nelson Peltz called me that it was time for me to get more actively involved. Not because I really wanted to. I would have been very happy to have been a retiree, you know, reaping the benefits of the Company’s stock, price appreciation, and dividend growth, but after eight years of chronic underperformance by the Company I just felt it was time to step up and take a leadership role.

Dan Monk: How difficult was that for you? I mean you spent 35 years there; your protégée is still the CFO. That had to be a hard choice for you personally.

Clayt Daley: Well, let me say one thing here. This is of course being positioned as “us against them.” I think we need to be very clear: I still own a lot of Procter & Gamble stock, and I still have some Procter & Gamble stock options. Trian and Nelson Peltz have a $3.5 billion investment in Procter & Gamble. I want nothing but the best. I want nothing but success for Procter & Gamble. The real issue here should be what are the alternatives that should be considered to improve the Company’s performance. That’s really all we’re trying to do–is get some issues and alternatives on the table to be discussed, because if Nelson and Trian win this, he’s going to be one member of the Board–one of twelve. He isn’t going to be able to dictate or mandate anything. He is going to have to convince the other directors that his ideas deserve merit. And so this notion that we can somehow force the Company to do something it doesn’t want to do is just not the way it works.

Dan Monk: Alright let’s talk about potential Cincinnati impact. You want to alter P&G’s operating structure so that it has a lean holding company with three autonomous divisions beneath it. P&G says that’s the first step toward breaking up the Company. True or false?

Clayt Daley: Well, you just have to read the materials that were put out by Trian. We have a list of things that are the “Nots”. Trian is not recommending a breakup of the Company. Trian is not recommending changing the CEO. Trian is not recommending any decrease in R&D or marketing. In fact, the history at Trian is marketing spending goes up. We are not recommending moving the headquarters out of Cincinnati. Not recommending reducing retiree benefits, including retiree healthcare benefits. Trian has been very, very clear of the criteria on which it believes it should pursue alternatives. Now, we do believe that people who are not working in a profit center, in a GBU, today, should be incorporated into the profit centers. That it’s better for the Company, to have the maximum number of people directly aligned with a profit center. But none of this means changing, as I said, the headquarters or changing the number of people in Cincinnati. It pretty much just comes down to how is the Company organized and who works for who? And Nelson Peltz, based on decades of experience with consumer products companies, believes that you get the best results by eliminating the matrix organization and getting the maximum number of people reporting to a profit center.

Dan Monk: And those profit centers–there are three of them–are led by a president who would be incentivized to grow sales and reduce costs. Doesn’t that inevitably lead to fewer jobs?

Clayt Daley: Well, it might. On the other hand, if you look at the Company, the Company has just announced its intention to do an $11.5 to $12.5 billion cost reduction program over the next number of years. So, the Company is suggesting that it needs major cost reduction without our involvement at all. So I don’t think you should draw the conclusion that Nelson Peltz’s involvement on the Board is going to result in any more cost reduction or job losses that might occur anyway.

Dan Monk: You still live in Cincinnati; you’ve been active with local nonprofits. Is it fair to say you care about P&G’s impact on this region?

Clayt Daley: Of course. I worked for the Company for 35 years. Thirty-one of those years were in Cincinnati. Early in my career I was involved with Cancer Family Care. I’ve been involved as a donor to numerous charities. I’m still a Tocqueville giver, even though we are not fulltime residents anymore, to the Cincinnati

United Way. I donate a lot to charities in the greater Cincinnati area. We’ve maintained our connection to the community. And certainly Proctor & Gamble has been an important part of the community in Cincinnati. And as far as we’re concerned that shouldn’t change.

Dan Monk:  You know the idea of a lean holding company, I guess I’m curious, do you think P&G generates any cost savings by concentrating R&D, say in Mason, or having all the media buyers in one place? Or having a big corporate infrastructure? Isn’t that a recipe for efficiency?

Clayt Daley: Well, it’s very, very important, because you’ve raised a very good question here. The Trian organizational plan does not preclude those three GBU leaders deciding that they want to pool resources. If they want to do media buying together?  That’s just fine. If they want to do certain back office operations together? That’s just fine. But the important point is, it’s their decision. It’s the decision of those three profit center heads to decide to pool resources, versus effectively being told by the corporation, this is where you’re going to get these services from.

Dan Monk: Let’s shift gears a little bit because I want to understand how your approach would work at P&G, you know, in the future if it’s implemented. You said recently that P&G missed a huge opportunity by not retaining more Gillette executives after the 2005 acquisition of the company. Can you explain that? What did you mean by that?

Clayt Daley: Well, Gillette had an outstanding management team. And if you look at the results of the Gillette company when it was independent under Jim Kilts, their results were outstanding. And we bought an outstanding company and an outstanding management team when we did the Gillette acquisition in 2005. And so it’s—from my standpoint—sad that more of those Gillette leaders didn’t decide to pursue their careers in Proctor & Gamble. And now I’m not suggesting that every senior Gillette person was going to find a job at P&G— I mean there were people at Gillette who simply said they weren’t going to leave Boston. But there were a lot of people who were willing to leave Boston and willing to pursue careers at P&G. But frankly when they got exposed to the organization, when they got exposed to how to manage the matrix and the Company, when they got exposed to the culture, they just decided they didn’t want to stay. And the sad part about P&G is it tends to reject people and ideas from the outside as opposed to welcoming those people into the Company.

Dan Monk: So Gillette bosses were…what? More action-oriented? More sales-driven?

Clayt Daley: Gillette people were very competitive, very action-oriented, very decisive. They very much wanted to have clear responsibilities and not have to manage in a highly matrixed organization. And they were the kind of folks that I felt could’ve helped P&G morph its culture to something better, and we missed that opportunity when those folks all left.

Dan Monk: You said “we missed.” You were in charge of integration, right? As the CFO at the time?

Clayt Daley: I was, and I got to know those Gillette people very well. And if I look back at the Gillette integration, I think the Gillette integration was generally viewed as a success—but if people ask me, “What’s the one thing I wish had happened differently with the Gillette integration?”— it’s the retention of Gillette people.

Dan Monk: Alright well let’s explore that in a little more detail with Dollar Shave Club. Mr. Peltz said in that same conference call, that Gillette executives would not have allowed Dollar Shave to steal market share. “They’d have put those guys out of business,” I think he said. So do you agree with that?

Clayt Daley: Well it’s a matter of how you address the competitive threat. This isn’t coming from me or Nelson Peltz. They’ve talked to the former Gillette executives. And the former Gillette executives have said that when Dollar Shave Club appeared on the scene, they would’ve gotten in a conference room and locked the door and said, “We’re not leaving this room until we have a plan to put Dollar Shave Club out of business.” That’s an example of the kind of decisiveness that the Gillette management team had. Now, unfortunately, when Dollar Shave Club showed up, P&G, I think kind of hoped they wouldn’t get very big, they maybe hoped they’d go away. And they didn’t. And they’ve built a substantial market share, as has Harry’s and others. And so unfortunately the Gillette blade razor business has experienced a substantial share loss in the United States, to these new upstarts. And that’s just unfortunate for everyone, particularly the P&G shareholder.

Dan Monk: Gillette is a nearly $7 billion brand with a 66% market share in the U.S. I think Dollar Shave reached $150 million by the time they were sold to Unilever last year. One’s a giant, one’s an ant: why worry about it?

Clayt Daley: Think about the pressure that Dollar Shave Club and Harry’s and the others put on the market. The fact that the Company eventually made the decision to reduce prices by 12% on most of the Gillette line— that cost a lot of money. And so, while it might not have been huge, it certainly had a huge impact on the marketplace.

Dan Monk: So what actions do you think P&G would have taken had they recognized the problems sooner?

Clayt Daley: At the end of the day I don’t know because I wasn’t there. I wasn’t inside. I didn’t have the facts at the time. I do believe, though, that it’s fair to say that the management team—and we have to be fair here, to be clear—the person who runs the Gillette blade razor business today was not on the business when Dollar Shave and Harry’s showed up. He’s trying to clean it up. So you have to go back to the people who were running the business at the time and it’s just pretty clear that they didn’t implement an aggressive plan to try to either put Dollar Shave Club out of business or minimize their impact in the market. And of course now that they’re owned by Unilever they’re not going away.

Dan Monk: Another thing I don’t understand is this criticism that I’ve heard mainly from Mr. Peltz that P&G is too focused on big global brands and all the growth today is in these smaller niche brands that offer natural alternatives, they’re more appealing to millennials. I don’t understand why 2% growth on a 10-billion-dollar brand is worse than 5 small brands that take a lot of time and energy to develop and still get you that same 200 million in increased revenue.

Clayt Daley: Well the math can work either way. The point is that the trends in the marketplace are for digital brands, smaller brands, brands that speak to millennials and younger consumers, brands that appeal to them from the standpoint of the environment or are organic or natural or whatever, and if you look at the competition, if you look at L’Oréal, you look at Johnson & Johnson, you look at a number of other large companies, acquiring small brands and growing them is a core part of their growth strategy.

There’s nothing wrong with big brands. Big brands are great. The question is whether the big brand can really appeal to the full spectrum of consumers. And I think the suggestion here—and what I feel bad about is—that I worked very hard to acquire some of the 100 brands that were just spun off. A lot of those brands that were smaller brands were supposed to be some of the growth engines of the future. But unfortunately we acquired those businesses, just like Gillette, a lot of the management who knew how to run them didn’t stay with the Company. And you know just take Wella as an example. Wella was a completely different business, a salon haircare business. The Company wasn’t in the business. The Company entered the business with the Wella acquisition. The Wella people left and instead of hiring people with experience, people who spent their entire career in the salon haircare business, P&G put P&G folks in there and the business didn’t fair very well, and so the business then became a candidate for divestiture because it underperformed. And that’s too bad because a lot of those brands that were exited could have been growth engines of the future.

Dan Monk: I’ve heard people say that P&G just got too big too quickly. That they went from 100 brands to 175 brands— a lot of them very small and just too much to manage all at once. I’m gathering that you don’t buy that, that they could have kept all of these 175 brands?

Clayt Daley: I think if you had the right people running those businesses and you allowed those businesses to run the way they needed to run in their industries, they could have been successful. But unfortunately now that’s somewhat of an academic discussion.

Dan Monk: One of P&G’s claims is that you represent short-term thinking that could harm the Company, you own. I think it’s like 285,000 options that would expire by 2019, are you doing this to make sure those options are in the money by the time they expire?

Clayt Daley: My financial interest in the Company is significant and it’s well beyond those options. I own more control through my charitable foundation—over 400,000 shares of this Company’s stock—but frankly I did not do this because of the personal financial side. I am going to be okay no matter what happens here. But what we really need to be thinking about is the retirees, thousands of retirees, who have seen the dividend increases reduce substantially, and have seen the stock price underperform relative to the peer group. If the Company had performed in line with the peer group, the stock would be $160 a share. Imagine $160 a share, and imagine if the dividend increases had continued at their previous levels, what that would have meant to the retired employees of this Company. And I was this Company’s representative with the institutional shareholder community for almost 15 years. I went out and talked to thousands of people and had hundreds of meetings about why they should have Proctor & Gamble as a core holding in their portfolio— because of the consistency and the predictability of the Company’s results and the stock price appreciation and the dividend growth that occurred for decades. Unfortunately, over the last 6, 8, 10 years, that hasn’t happened, and I feel frankly some responsibility to those shareholders who I convinced to buy P&G’s stock.

Dan Monk: How important are local or Cincinnati connected shareholders? Like former employees, retirees, P&G alumni, people who have left P&G, but still hold shares? How important is the Cincinnati ownership going to be in determining this result?

Clayt Daley: The Company has a relatively large percentage of what’s called retail, of shareholders, meaning non-institutional shareholders, and certainly a part of that is the fact that the Company’s profit sharing plan was funded completely in the Company’s stock. Employees, once they retire, do not have to hold that stock, but a lot of them do, we know a lot of them do. And so I think that it’s potentially important how retirees vote and I would encourage retirees, because you have one shot at sending the Company a message that you are not happy with the way things have been going the past several years, and so I would encourage retirees to consider voting white.

Dan Monk: What happens if you lose? Does Peltz go away and fade into the sunset?

Clayt Daley: That, first of all, is not my decision. Let’s be clear I am an advisor here; I don’t call the shots. You would really have to talk to Nelson and his partners to get the answer to that question, but at this point they are not thinking about that. The only thing I’ll say is that history says that Trian holds positions in companies for long periods of time. They are not a short-term oriented, financial engineering, quick-fix investor. They are an investor that focuses on growing market share, growing sales, growing earnings. They are an investor that is focused on the income statement—not doing financial engineering on the balance sheet—and they believe that that’s the way you improve value for shareholders, is get the Company growing, get the Company building market share again. That’s what is necessary.

Dan Monk: Do you know how many proxies have been voted already?

Clayt Daley: I don’t know. I’m sure somebody here does. But, at least at this point, I’m not really paying attention to that.

Dan Monk: How do you think this is going to go?

Clayt Daley: I don’t know. I want to make sure you don’t think I’m being evasive on this. We have been told by our lawyers that we are really not allowed to comment on what might happen.

Dan Monk: Okay. What kind of feedback have you received from current and former employees? Like how many people have reached out to you and what’s the general tone of their comments?

Clayt Daley: Well most of the people who have reached out to me are former colleagues, retirees like me, and they’re frustrated, and a lot of them are frankly going to vote white because they are tired of what they’ve been seeing. They’re looking for some change.

Dan Monk: There have been so many numbers tossed about here. You know people are talking about compensation, even the price of the proxy campaign. P&G says they’re going to spend $35 million and Trian has said it’s anywhere from $50 million to $150 million. All of these numbers seem to conflict and confuse the issue. Are there particular numbers that you think a shareholder can find to make a judgement for him or herself as to who is right in this argument?

Clayt Daley: Well you know, this is one where I really don’t want to get involved in this, because you know, the Company’s put numbers out that I think are just basically for the mailings, the executional stuff. The Company has, I believe, four investment banks working for them and the Company has legal firms and the Company has public relations advisors, and you know an investment bank might not be charging P&G for the work that they’re doing here, but there is kind of a quid pro quo that they are going to make some money some time down the road. I mean investment bankers do not work for free, I can tell you that for sure, and so I don’t get a lot of energy about these numbers getting thrown back and forth. I’m sad that this is occurring at all. I mean, I do not understand why the Company just didn’t agree to put Nelson on the Board as an added director—he’s not recommending removing anyone from the current Board—and then none of this would have had to have gone on. But we are where we are.

Dan Monk: Alright I know we have a hard stop time here at 11:00. Is there any closing message you want to deliver to shareholders?

Clayt Daley: Well, what I want to deliver to shareholders is, again, Nelson Peltz will only be one Board member out of twelve. Nothing will happen that the rest of the Board, the majority of the Board, doesn’t agree to. And what I don’t understand is why the Company is so reluctant to consider alternatives, because that’s all we are talking about here, is considering alternatives. And the notion that nobody who’s not a current employee can’t have a good idea. . . I mean if you listen to the Company, they say we are out of date and we don’t know what’s going on, and this kind of suggests that no institutional shareholder and no retail shareholder and no retiree, nobody who’s not working for the Company today, can have a good idea, and I just don’t agree with that. I think the Company should again, this is part of the problem, the Company rejects ideas from the outside, almost instinctively, and I think that’s one of the cultural problems with the Company that needs to change.

Dan Monk: Clayt Daley, thank you very much for the time.

Clayt Daley: Thank you.